UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 5, 2013

Brandywine Realty Trust
Brandywine Operating Partnership, L.P.
(Exact name of registrant as specified in charter)

Maryland (Brandywine Realty Trust)	001-9106	23-2413352

Delaware (Brandywine Operating Partnership, L.P.)	000-24407 (Commission file number)	23-2862640 (I.R.S. Employer Identification Number)
(State or Other Jurisdiction of Incorporation or Organization)
555 East Lancaster Avenue, Suite 100
Radnor, PA 19087
(Address of principal executive offices)

(610) 325-5600
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events
On September 5, 2013, we entered into an agreement to acquire two 41-story office towers in Philadelphia commonly known as One Commerce Square and Two Commerce Square based on a $331.8 million valuation. The properties, located on Market Street in Philadelphia's central business district, contain an aggregate of 1,896,142 square feet and were built in 1987 and 1992, respectively. The properties are collectively 88% leased and have achieved LEED-Silver status.
We currently own a 25% preferred interest in the entity that holds title to the two office towers and we will acquire the remaining interests (other than a one percent interest to be retained by an affiliate of the seller) subject to two existing first priority mortgages totaling approximately $238.0 million for a net cash payment to the seller of approximately $69.0 million, subject to customary closing costs and pro rations. At closing, we will assume full management responsibilities, including property management and leasing. We have the right to acquire the retained one percent interest on or after October 31, 2021 for its fair market value. Prior to our acquisition of the retained one percent interest (and consistent with the rights the holder obtained when we acquired our 25% preferred interest in 2010) the holder of the interest has the right to approve our sale of the properties in a taxable transaction and we have agreed to afford affiliates of the holder the opportunity to guaranty the mortgage debt on the properties or qualifying replacement financing.
The seller of the interests is an affiliate of Thomas Properties Group, Inc. On September 4, 2013, Parkway Properties, Inc. and affiliates (collectively, “Parkway”) entered into an Agreement and Plan of Merger with Thomas Properties and its operating partnership to acquire Thomas Properties and its operating partnership (collectively, “Thomas”). We are not affiliates of either Parkway or Thomas and our agreement was determined through arm's-length negotiation.
Closing of the acquisition of One Commerce Square and Two Commerce Square is subject to customary closing conditions, including lender consent, and the consummation of the merger between Parkway and Thomas.
On September 5, 2013, we also entered into an agreement with Parkway to acquire Four Points Centre and an adjacent 19-acre land parcel in Austin, Texas for $51.0 million. Four Points Centre is comprised of two three-story buildings located in Austin's Northwest submarket and contains 193,862 square feet. The two buildings are LEED-Gold Certified, were built in 2008 and are currently 100% leased. The adjacent 19-acre land parcel is entitled to build up to 480,000 square feet of office space. Our agreement to acquire Four Points Centre and the adjacent land provides us a 45-day due diligence period, and closing of the acquisition is subject to customary closing conditions, including consummation of the merger between Parkway and Thomas.
Forward-Looking Statements
Certain statements in this release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance, achievements or transactions or industry results to be materially different from any future results, performance, achievements or transactions expressed or implied by such forward-looking statements.  Such risks, uncertainties and other factors relate to, among others, contingencies in our acquisition agreements, our ability to lease vacant space and to renew or relet space under expiring leases at expected levels, the potential loss of major tenants, interest rate levels, the availability and terms of debt and equity financing, competition with other real estate companies for tenants and acquisitions, risks of real estate acquisitions, dispositions and developments, including cost overruns and construction delays, unanticipated operating costs and the effects of general and local economic and real estate conditions.  Additional information or factors which could impact us and the forward-looking statements contained herein are included in our filings with the Securities and Exchange Commission, including our Form 10-K for the year ended December 31, 2012.  We assume no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

Signatures
Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrants have duly caused this report to be signed on their behalf by the undersigned, hereunto duly authorized.

Brandywine Realty Trust
By:	/s/ Howard Sipzner
Howard Sipzner
Executive Vice President and Chief Financial Officer

Brandywine Operating Partnership, its sole General Partner
By:	/s/ Howard Sipzner
Howard Sipzner
Executive Vice President and Chief Financial Officer

Date: September 11, 2013

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